[Execution Version]

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (the “Agreement”), dated as of July 22, 2013 by and among CONSOL Energy Inc., a corporation duly organized and existing under the laws of the State of Delaware and having its principal office at 1000 CONSOL Energy Drive, CNX Center, Cononsburg, PA 15317 (the “Company”), certain of the Company’s subsidiaries signatory hereto (each a “Subsidiary Guarantor”),Wells Fargo Bank, National Association, a national banking association validly existing and in good standing under the laws of the United States and having a corporate trust office at 150 East 42nd Street, 40th Floor, New York, NY 10017 (“Successor Trustee”) and The Bank of Nova Scotia Trust Company of New York, a banking association duly organized and existing under the laws of the State of New York and having a corporate trust office at One Liberty Plaza, 23rd Floor, New York, New York 10006 (“Resigning Trustee”).
RECITALS:
WHEREAS, there are currently (i) $1,500,000,000 in aggregate principal amount of the Company’s 8.00% Senior Notes Due 2017 (the “2017 Notes”) outstanding under an Indenture, dated as of April 1, 2010, by and between the Company and Resigning Trustee (as amended and supplemented as of the date hereof, the “2017 Indenture”), (ii) $1,250,000,000 in aggregate principal amount of the Company’s 8.25% Senior Notes Due 2020 (the “2020 Notes”) outstanding under an Indenture, dated as of April 1, 2010, by and between the Company and Resigning Trustee (as amended and supplemented as of the date hereof, the “2020 Indenture”) and (iii) $250,000,000 in aggregate principal amount of the Company’s 6.375% Senior Notes Due 2021 (the “2021 Notes” and, together with the 2017 Notes and the 2020 Notes, the “Securities”) outstanding under an Indenture, dated as of March 9, 2011, by and between the Company and Resigning Trustee (as amended and supplemented as of the date hereof, the “2021 Indenture” and, together with the 2017 Indenture and the 2020 Indenture, the “Indentures” or each an “Indenture”);
WHEREAS, the Company appointed Resigning Trustee as the trustee (the "Trustee"), registrar (the "Registrar") and paying agent (the "Paying Agent") under each Indenture;
WHEREAS, Section 7.08 of each Indenture provides that the Trustee may resign with respect to the related Securities by giving written notice of such resignation to the Company, effective upon the acceptance by a successor Trustee of its appointment as a successor Trustee;
WHEREAS, Section 7.08 of each Indenture provides that, if the Trustee shall resign, the Company shall promptly appoint a successor Trustee;
WHEREAS, Section 7.08 of each Indenture provides that any successor Trustee appointed in accordance with such Indenture shall execute and deliver a written acceptance of its appointment to the Company and Resigning Trustee, and thereupon the resignation of the predecessor Trustee shall become effective and such successor Trustee shall have all the rights, powers, duties of the Trustee under such Indenture;
WHEREAS, Resigning Trustee has given written notice to the Company that it is resigning as Trustee, Registrar and Paying Agent under the Indentures;
WHEREAS, the Company desires to appoint Successor Trustee as successor Trustee, Registrar and Paying Agent to succeed Resigning Trustee in such capacities under the Indentures; and
WHEREAS, Successor Trustee is willing to accept such appointment as successor Trustee, Registrar and Paying Agent under the Indentures;
NOW, THEREFORE, the Company, Resigning Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:
1

THE RESIGNING TRUSTEE
1.1    Pursuant to Section 7.08 of each Indenture, Resigning Trustee has in writing notified the Company that Resigning Trustee is resigning as Trustee, Registrar and Paying Agent under the Indentures.
1.2    Resigning Trustee hereby represents and warrants to Successor Trustee that:

(a)	The Indentures, and each amendment and supplemental indenture thereto, if any, were validly and lawfully executed and delivered by the Resigning Trustee.

(b)
No covenant or condition contained in the Indentures has been waived by Resigning Trustee or, to the best knowledge of responsible officers of Resigning Trustee’s corporate trust department, by the Holders of the percentage in aggregate principal amount of the Securities required by the Indentures to effect any such waiver.

(c)
To the best knowledge of responsible officers of Resigning Trustee's corporate trust department, there is no action, suit or proceeding pending or threatened against Resigning Trustee before any court or any governmental authority arising out of any act or omission of Resigning Trustee as Trustee under the Indentures.

(d)	As of the effective date of this Agreement, Resigning Trustee will hold no moneys or property under the Indentures.

(e)
Pursuant to (i) Section 2.02 of the 2017 Indenture, Resigning Trustee has duly authenticated and delivered $1,500,000,000 in aggregate principal amount of 2017 Notes, (ii) Section 2.02 of the 2020 Indenture, Resigning Trustee has duly authenticated and delivered $1,250,000,000 in aggregate principal amount of 2020 Notes and (iii) Section 2.02 of the 2021 Indenture, Resigning Trustee has duly authenticated and delivered $250,000,000 in aggregate principal amount of 2021 Notes, all of which, to the best knowledge of responsible officers of Resigning Trustee's corporate trust department, are outstanding as of the effective date hereof and interest has been paid, through the most recent date on which interest is required to be paid in accordance with the terms of such Securities.

(f)	The registers in which it has registered and transferred registered Securities accurately reflect the amount of Securities issued and outstanding and the amounts payable thereon.

(g)
Each person who so authenticated the Securities was duly appointed, qualified and acting as an officer or authorized signatory of Resigning Trustee and empowered to authenticate the Securities at the respective times of such authentication and the signature of such person or persons appearing on such Securities is each such person’s genuine signature.

(h)	This Agreement has been duly authorized, executed and delivered on behalf of Resigning Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(i)
Without independent investigation, no responsible officer of the Resigning Trustee's corporate trust department has received notice from the Company or any Holder that a default or Event of Default has occurred and is continuing under any Indenture, and no responsible officer of the Resigning Trustee's corporate trust department has actual knowledge that a default or Event of Default has occurred and is continuing under any Indenture.

1.3    As of the effective date hereof, Resigning Trustee assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Resigning Trustee in and to the trust under the Indentures and all the rights, powers, trusts, privileges, immunities, duties and obligations of the Trustee under the Indentures. Resigning Trustee shall execute and deliver such further instruments and shall do such other things as Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in Successor Trustee all the rights, powers, trusts, privileges, immunities, duties and obligations hereby assigned, transferred, delivered and confirmed to Successor Trustee as Trustee, Registrar and Paying Agent under the Indentures.
1.4    Resigning Trustee shall deliver to Successor Trustee, as of or promptly after the effective date hereof, all of the documents listed on Exhibit A hereto.
2

THE COMPANY
2.1    The Company hereby accepts the resignation of Resigning Trustee as Trustee, Registrar and Paying Agent under the Indentures.
2.2    The Company hereby appoints Successor Trustee as Trustee, Registrar and Paying Agent under the Indentures to succeed to, and hereby vests Successor Trustee with, all the rights, powers, trusts, privileges, immunities, duties and obligations of Resigning Trustee under the Indentures with like effect as if originally named as Trustee, Registrar and Paying Agent in the Indentures.
2.3    Promptly after the effective date of this Agreement, the Company shall cause a notice, substantially in the form of Exhibit B annexed hereto, to be sent to each Holder of the Securities.
2.4    The Company hereby represents and warrants to Resigning Trustee and Successor Trustee that:

(a)	The Company is a corporation duly and validly organized and existing pursuant to the laws of the State of Delaware.

(b)
The Indentures, and each amendment or supplemental indenture thereto, if any, were validly and lawfully executed and delivered by the Company and is in full force and effect and the Securities were validly issued by the Company.

(c)
The Company has performed or fulfilled prior to the date hereof, and will continue to perform and fulfill after the date hereof, each covenant, agreement, condition, obligation and responsibility under the Indentures.

(d)	No event has occurred and is continuing which is, or after notice or lapse of time or both would become, an Event of Default under any Indenture.

(e)	No covenant or condition contained in any Indenture has been waived by the Company or by Holders of the percentage in aggregate principal amount of the Securities required to effect any such waiver.

(f)
There is no action, suit or proceeding pending or, to the best of the Company’s knowledge, threatened against the Company before any court or any governmental authority arising out of any act or omission of the Company under any Indenture.

(g)
The Company has, by a resolution which was duly adopted by the Board of Directors of the Company, and which is in full force and effect on the date hereof, authorized certain officers of the Company to: (a) accept Resigning Trustee’s resignation as Trustee, Registrar and Paying Agent under the Indentures; (b) appoint Successor Trustee as Trustee, Registrar and Paying Agent under the Indentures; and (c) execute and deliver such agreements, including, without limitation, this Agreement and other instruments as may be necessary or desirable to effectuate the succession of Successor Trustee as Trustee, Registrar and Paying Agent under the Indentures. Furthermore, this Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

(h)	All conditions precedent relating to the appointment of Wells Fargo Bank, National Association as successor Trustee under the Indentures have been complied with by the Company.
3

THE SUCCESSOR TRUSTEE
3.1    Successor Trustee hereby represents and warrants to Resigning Trustee and to the Company that:

(a)
Successor Trustee is not disqualified under the provisions of Section 7.10 of each Indenture and is eligible under the provisions of Section 7.10 of such Indenture to act as Trustee under such Indenture.

(b)	This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.
3.2    Successor Trustee hereby accepts its appointment as successor Trustee, Registrar and Paying Agent under the Indentures and accepts the rights, powers, trusts, privileges, immunities, duties and obligations of Resigning Trustee as Trustee, Registrar and Paying Agent under the Indentures, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee, Registrar and Paying Agent under the Indentures.
3.3    References in the Indentures to “Principal Office” or other similar terms shall be deemed to refer to the designated corporate trust office of Successor Trustee, which is presently located at 150 East 42nd Street, 40th Floor, New York, NY 10017.
4

MISCELLANEOUS
4.1    Except as otherwise expressly provided herein or unless the context otherwise requires, all capitalized terms used herein which are defined in the Indentures shall have the meanings assigned to them in the Indentures.
4.2    This Agreement and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on July 22, 2013.
4.3    This Agreement does not constitute a waiver by any of the parties hereto of any obligation or liability which Resigning Trustee may have incurred in connection with its serving as Trustee, Paying Agent or Registrar under the Indentures or an assumption by Successor Trustee of any liability of Resigning Trustee arising out of a breach by Resigning Trustee prior to its resignation of its duties under any Indenture. The parties hereto agree that this Agreement does not constitute an assumption by Successor Trustee of any liability of Resigning Trustee arising out of any actions or inaction by Resigning Trustee in performance (or non-performance) of its duties under the Indentures.
4.4    Resigning Trustee hereby acknowledges payment or provision for payment in full by the Company of compensation for all services rendered by Resigning Trustee in its capacity as Trustee, Registrar and Paying Agent under Section 7.07 of each Indenture and reimbursement in full by the Company of the expenses, disbursements and advances incurred or made by Resigning Trustee in its capacity as Trustee, Registrar and Paying Agent in accordance with the provisions of each Indenture. Resigning Trustee acknowledges that it relinquishes any lien it may have upon all property or funds held or collected by it to secure any amounts due it pursuant to the provisions of Section 7.07 of such Indenture. This Agreement does not constitute a waiver or assignment by the Resigning Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Indentures. The Company acknowledges its obligation set forth in Section 7.07 of each Indenture to indemnify Resigning Trustee against any and all loss, liability or expense (including attorneys’ fees) incurred without willful misconduct, negligence or bad faith on the part of Resigning Trustee and arising out of the acceptance or administration of the trust evidenced by the Indentures (which obligation shall survive the execution hereof).
4.5    [Reserved]
4.6    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof that would result in the application of the laws of any other jurisdiction.
4.7    This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
4.8    The Company acknowledges that, in accordance with Section 326 of the USA Patriot Act, Successor Trustee, in order to help fight the funding of terrorism and prevent money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with Successor Trustee. The Company agrees that it will provide Successor Trustee with such information as it may request in order for Successor Trustee to satisfy the requirements of the USA Patriot Act.
4.9    This Agreement sets forth the entire agreement of the parties with respect to its subject matter, and supersedes and replaces any and all prior contemporaneous warranties, representations or agreements, whether oral or written, with respect to the subject matter of this Agreement other than those contained in this Agreement.
4.10    The Company, Resigning Trustee and Successor Trustee hereby acknowledge receipt of an executed counterpart of this Agreement.
4.11    Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile and electronic transmission in PDF format) and shall be given to such party, addressed to it, as set forth below:

If to the Company:

CONSOL Energy Inc.
1000 CONSOL Energy Drive,
CNX Center,
Cononsburg, PA 15317
Attention:     John M. Reilly
Facsimile: (724) 485-4825
Email: JohnReilly@consolenergy.com
If to Resigning Trustee:

The Bank of Nova Scotia Trust Company of New York
One Liberty Plaza
23rd Floor
New York, New York 10006
Attention: Trust Administrator
Facsimile: (212) 225-5436
Email: warren.goshine@scotiabank.com

If to Successor Trustee:
Wells Fargo Bank, National Association
150 E. 42nd Street
40th Floor
New York, NY 10017
Attention: Corporate Trust Services – Admin for CONSOL Energy Inc.
            Facsimile: 917-260-1593
Email: yana.kislenko@wellsfargo.com

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed, all as of the day and year first above written.

CONSOL ENERGY INC.

By: /s/ Stephen W. Johnson
Name: Stephen W. Johnson Title: Executive Vice President and Chief Legal and Corporate Affairs Officer

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK,
as Resigning Trustee

By: /s/ Warren A. Goshine
Name: Warren A. Goshine Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Successor Trustee

By: /s/ Yana Kislenko
Name: Yana Kislenko Title: Vice President

EXHIBIT A
Documents to be delivered to Successor Trustee

1.	Executed copy of each Indenture and each amendment and supplemental indenture thereto.

2.	File of closing documents from initial issuance.

3.
Copies of the most recent of each of the SEC reports delivered by the Company pursuant to Section 4.02 of the Indentures, provided that any such reports filed with the EDGAR system of the SEC and available publicly on the internet shall be deemed to be delivered.

4.	A copy of the most recent compliance certificate delivered pursuant to Section 4.11 of the Indentures.

5.
Certified list of Holders, including certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered Holders, the computer tape reflecting the identity of such Holders).

6.
Copies of any official notices sent by the Trustee to all the Holders of the Securities pursuant to the terms of the Indentures during the past twelve months and a copy of the most recent Trustee’s annual report to Holders delivered pursuant to Section 4.02 of the Indentures.

7.	List of any documents which, to the knowledge of Resigning Trustee, are required to be furnished but have not been furnished to Resigning Trustee.

8.	All global notes.

9.	Securities debt service records.

EXHIBIT B

NOTICE
To the Holders of:
[8.00%][8.25%][6.375%] Senior Notes Due [2017], [2020], [2021]     CUSIP # ____________
of CONSOL ENERGY INC.

NOTICE IS HEREBY GIVEN, pursuant to the Indenture (the “Indenture”), dated as of [April 1, 2010][March 9, 2011], by and between Consol Energy Inc. and The Bank of Nova Scotia Trust Company of New York (“Bank of Nova Scotia”), as Trustee, that Bank of Nova Scotia has resigned as trustee, registrar and paying agent under the Indenture.
Pursuant to Section 7.08 of the Indenture,

Wells Fargo Bank, National Association, a national banking association duly organized and existing under the laws of the United States (“Wells Fargo”), has accepted appointment as trustee, registrar and paying agent under the Indenture. The address of the designated corporate trust office of the successor Trustee is 150 East 42nd Street, 40th Floor, New York, NY 10017.
Bank of Nova Scotia’s resignation as trustee, registrar and paying agent and Wells Fargo’s appointment as successor trustee, registrar and paying agent were effective as of the opening of business on July 22, 2013.
Dated: July 22, 2013

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Successor Trustee

By:
Name: Title:

SCHEDULE I
Subsidiary Guarantors

AMVEST Coal & Rail, L.L.C.
AMVEST Coal Sales, Inc.
AMVEST Corporation
AMVEST Gas Resources, Inc.
AMVEST Mineral Services, Inc.
AMVEST Minerals Company, L.L.C.
AMVEST Oil & Gas, Inc.
AMVEST West Virginia Coal, L.L.C.
Braxton-Clay Land & Mineral, Inc.
Cardinal States Gathering Company (by CNX Gas Company LLC and CNX Gas Corporation, its partners)
Central Ohio Coal Company
CNX Gas Company LLC
CNX Gas Corporation CNX Land Resources Inc.
CNX Marine Terminals Inc.
CNX Water Assets LLC
Coalfield Pipeline Company
Conrhein Coal Company (by Consolidation Coal Company and MTB Inc., its partners)
CONSOL Energy Holdings LLC VI
CONSOL Energy Sales Company
CONSOL Financial Inc.
CONSOL of Canada Inc.
CONSOL of Central Pennsylvania LLC
CONSOL of Kentucky Inc.
CONSOL of Ohio LLC
Consol Pennsylvania Coal Company LLC
Consolidation Coal Company
Eighty-Four Mining Company
Fola Coal Company, L.L.C.
Glamorgan Coal Company, L.L.C.
Helvetia Coal Company
Island Creek Coal Company
Keystone Coal Mining Corporation
Knox Energy, LLC
Laurel Run Mining Company
Leatherwood, Inc.
Little Eagle Coal Company, L.L.C.
McElroy Coal Company
MOB Corporation
Mon River Towing, Inc.
MTB Inc.
Nicholas-Clay Land & Mineral, Inc.
Peters Creek Mineral Services, Inc.
Reserve Coal Properties Company
Rochester & Pittsburgh Coal Company
Southern Ohio Coal Company
TEAGLE Company, L.L.C.
TECPART Corporation
Terra Firma Company
Terry Eagle Coal Company, L.L.C.
Terry Eagle Limited Partnership (by TEAGLE Company, L.L.C. and TECPART Corporation, its general partners)
Twin Rivers Towing Company
Vaughan Railroad Company
Windsor Coal Company
Wolfpen Knob Development Company

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